TRACTOR SUPPLY COMPANY PROVIDES BUSINESS UPDATE
~ Increases Full Year 2010 Guidance Due To Strong Quarter-To-Date Sales Trends ~

Brentwood, Tennessee, December 1, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today provided a business update for the fourth quarter ending December 25, 2010.

Due to strong quarter-to-date sales trends, the Company has increased its outlook for fiscal 2010 net sales and net income per diluted share.  The Company now expects annual net sales to range from $3.57 billion to $3.59 billion compared to its previous expected range of $3.53 billion to $3.55 billion. The Company now anticipates annual net income per diluted share to range from $2.16 to $2.19 per diluted share compared to its previous guidance of $2.09 to $2.13, which reflects a two-for-one stock split that took effect on September 2, 2010.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted with our fourth quarter performance to date and believe we are well positioned to deliver on our plan in the final key selling weeks.  Our sales growth in the quarter is being driven by continued strong transaction count and a year-over-year increase in average ticket.  Customers are responding very well to our broad selection of products, particularly, heating, animal and pet-related merchandise.  Importantly, we are maintaining gross margin rates and managing expenses as planned.  As a result of these sales and margin trends, we are increasingly confident about our financial expectations for this year and our ability to deliver continued profitable growth.”

The Company plans to release its fourth quarter 2010 results after the market close on Wednesday, January 26, 2011.

About Tractor Supply Company
At September 25, 2010, Tractor Supply Company operated 976 stores in 44 states.  The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

Forward Looking Statements:
As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding anticipated or estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities, and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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